The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated March 29, 2018

Pricing supplement
To prospectus dated April 15, 2016,
prospectus supplement dated April 15, 2016,
product supplement no. 4-I dated April 15, 2016 and

underlying supplement no. 1-I dated April 15, 2016

Registration Statement Nos. 333-209682 and 333-209682-01 Dated March , 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

$
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley due April 1, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, (1) with respect to the first Review Date, the closing price of one share of each of the Reference Stocks on that Review Date is at or above its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is at or above its Call Level applicable to the final Review Date. If the notes are not automatically (which means that the Final Value of the Least Performing Reference Stock is less than its Strike Price by more than 25%), investors will lose more than 25% of their principal amount at maturity and may lose all of their principal amount at maturity.
•	Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.
•	The earliest date on which an automatic call may be initiated is April 3, 2019†.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The notes are not linked to a basket composed of the Reference Stocks. The payment upon automatic call or at maturity is linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about March 29, 2018 (the “Pricing Date”) and are expected to settle on or about April 4, 2018. The Strike Price of each Reference Stock has been determined by reference to the closing price of one share of that Reference Stock on March 28, 2018 and not by reference to the closing price of one share of that Reference Stock on the Pricing Date.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Stocks:	The common stock of Wal-Mart Stores, Inc., par value $0.10 per share (Bloomberg Ticker: WMT), the common stock of FedEx Corporation, par value $0.10 per share (Bloomberg Ticker: FDX), the common stock of The Goldman Sachs Group, Inc., par value $0.01 per share (Bloomberg Ticker: GS ) and the common stock of Morgan Stanley, par value $0.01 per share (Bloomberg Ticker: MS) (each, a “Reference Stock,” and collectively, the “Reference Stocks”)
Automatic Call:	If (1) with respect to the first Review Date, the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to its Call Level applicable to the final Review Date, the notes will be automatically called for a cash payment per note that will be payable on the applicable Call Settlement Date and that will vary depending on the applicable Review Date and call premium.
Call Level:	For each Reference Stock, (1) with respect to the first Review Date, 100% of the Strike Price of that Reference Stock or, (2) with respect to the final Review Date, 75% of the Strike Price of that Reference Stock
Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

• at least 22.50%* × $1,000 if automatically called on the first Review Date

• at least 45.00%* × $1,000 if automatically called on the final Review Date

*The actual call premiums applicable to the first and final Review Dates will be provided in the pricing supplement, and will not be less than 22.50% and 45.00%, respectively.

Payment at Maturity:

If the notes are not automatically called (which means that the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price by more than 25%), you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Stock Return)

If the notes are not automatically called (which means that the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price by more than 25%), you will lose more than 25% of your principal amount at maturity and may lose all of your principal amount at maturity.

Strike Date:	March 28, 2018
Pricing Date:	On or about March 29, 2018
Original Issue Date:	On or about April 4, 2018 (Settlement Date)
Review Dates†:	April 3, 2019 and March 27, 2020 (final Review Date)
Ending Averaging Dates†:	March 23, 2020, March 24, 2020, March 25, 2020, March 26, 2020 and the final Review Date
Call Settlement Dates†:	April 8, 2019 and the Maturity Date
Maturity Date†:	April 1, 2020
CUSIP:	48129MJZ0
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $968.80 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Stock Return:	With respect to each Reference Stock, (Final Stock Price – Strike Price) Strike Price
Strike Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Strike Date, which was $87.77 for the common stock of Wal-Mart Stores, Inc., $234.80 for the common stock of FedEx Corporation, $249.37 for the common stock of The Goldman Sachs Group, Inc. and $52.91 for the common stock of Morgan Stanley. The Strike Price is not the closing price of one share of the Reference Stock on the Pricing Date.
Final Stock Price:	With respect to each Reference Stock, the arithmetic average of the closing prices of one share of that Reference Stock on the Ending Averaging Dates
Least Performing Reference Stock:	The Reference Stock with the Least Performing Stock Return
Least Performing Stock Return:	The lowest of the Stock Returns of the Reference Stocks

Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Strike Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

JPMorgan Structured Investments —	PS- 1
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Least Performing Reference Stock?

The following table and examples illustrate the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Reference Stocks as shown under the columns “Appreciation/Depreciation of Least Performing Reference Stock at Review Date” and “Least Performing Reference Stock Return.”  The table and examples below assume that the Least Performing Reference Stock is the common stock of Wal-Mart Stores, Inc.  We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for purposes of calculating your return on the notes on any Review Date.  The following table assumes a hypothetical Strike Price of the Least Performing Reference Stock of $90, a hypothetical Call Level of the Least Performing Reference Stock with respect to the first Review Date of $90 (equal to 100% of its hypothetical Strike Price) and a Call Level of the Least Performing Reference Stock with respect to the final Review Date of $67.50 (equal to 75% of its hypothetical Strike Price).  The table and examples also assume that the call premiums used to calculate the call premium amount applicable to the first and final Review Dates are 22.50% and 45.00%, respectively, regardless of any appreciation of the Least Performing Reference Stock, which may be significant.  The actual call premiums will be provided in the pricing supplement and will not be less than 22.50% and 45.00%, respectively.  There will be only one payment on the notes whether called or at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date.  Each hypothetical return or payment on the notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the notes applicable to a purchaser of the notes.  For an automatic call to be triggered, the closing price of one share of each Reference Stock or the Final Stock Price of each Reference Stock, as applicable, must be greater than or equal to its Call Level on the applicable Review Date.  The numbers appearing in the following table have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date			Final Review Date
Closing Price at Review Date	Appreciation/ Depreciation of Least Performing Reference Stock at Review Date	Total Return at First Call Settlement Date	Final Stock Price (1)	Least Performing Reference Stock Return	Total Return at Maturity
$162.000	80.00%	22.50%	$162.000	80.00%	45.00%
$153.000	70.00%	22.50%	$153.000	70.00%	45.00%
$144.000	60.00%	22.50%	$144.000	60.00%	45.00%
$135.000	50.00%	22.50%	$135.000	50.00%	45.00%
$126.000	40.00%	22.50%	$126.000	40.00%	45.00%
$117.000	30.00%	22.50%	$117.000	30.00%	45.00%
$108.000	20.00%	22.50%	$108.000	20.00%	45.00%
$99.000	10.00%	22.50%	$99.000	10.00%	45.00%
$90.000	0.00%	22.50%	$90.000	0.00%	45.00%
$85.500	-5.00%	N/A	$85.500	-5.00%	45.00%
$81.000	-10.00%	N/A	$81.000	-10.00%	45.00%
$72.000	-20.00%	N/A	$72.000	-20.00%	45.00%
$67.500	-25.00%	N/A	$67.500	-25.00%	45.00%
$67.491	-25.01%	N/A	$67.491	-25.01%	-25.01%
$63.000	-30.00%	N/A	$63.000	-30.00%	-30.00%
$54.000	-40.00%	N/A	$54.000	-40.00%	-40.00%
$45.000	-50.00%	N/A	$45.000	-50.00%	-50.00%
$36.000	-60.00%	N/A	$36.000	-60.00%	-60.00%
$27.000	-70.00%	N/A	$27.000	-70.00%	-70.00%
$18.000	-80.00%	N/A	$18.000	-80.00%	-80.00%
$9.000	-90.00%	N/A	$9.000	-90.00%	-90.00%
$0.000	-100.00%	N/A	$0.000	-100.00%	-100.00%
(1)	The Final Stock Price of the Least Performing Reference Stock is equal to the arithmetic average of the closing prices of one share of the Least Performing Reference Stock on the Ending Averaging Dates.

Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity

The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The price of one share of the Least Performing Reference Stock increases from the Strike Price of $90 to a closing price of $99 on the first Review Date. Because the closing price of one share of the Least Performing Reference Stock on the first Review Date of $99 is greater than its Call Level of $90 applicable to the first Review Date, the notes are automatically called, and the investor receives a single payment of $1,225 per $1,000 principal amount note on the first Call Settlement Date.

JPMorgan Structured Investments —	PS- 2
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

Example 2: The price of one share of the Least Performing Reference Stock decreases from the Strike Price of $90 to a closing price of $63 on the first Review Date and to a Final Stock Price of $81. Because the closing price of one share of the Least Performing Reference Stock on the first Review Date of $63 is less than its Call Level of $90 applicable to that Review Date, the notes are not automatically called on the first Review Date. However, because the Final Stock Price of the Least Performing Reference Stock of $81 is greater than its Call Level of $67.50 applicable to the final Review Date, even though the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,450 per $1,000 principal amount note.

Example 3: The price of one share of the Least Performing Reference Stock decreases from the Strike Price of $90 to a closing price of $81 on the first Review Date and to a Final Stock Price of $27. Because (a) the closing price of one share of the Least Performing Reference Stock on the first Review Date of $81 is less than its Call Level of $90 applicable to that Review Date, (b) the Final Stock Price of the Least Performing Reference Stock of $27 is less than its Call Level of $67.50 applicable to the final Review Date and (c) the Least Performing Reference Stock Return is -70%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If, (1) with respect to the first Review Date, the closing price of one share of each Reference Stock on that Review Date is greater than or equal to the Call Level of 100% of its Strike Price (applicable to the first Review Date) or, (2) with respect to the final Review Date, the Final Stock Price is greater than or equal to the Call Level of 80% of its Strike Price (applicable only to the final Review Date), your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) at least 22.50%* × $1,000 if automatically called on the first Review Date; or (ii) at least 45.00%* × $1,000 if automatically called on the final Review Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

*The actual call premiums applicable to the first and final Review Dates will be provided in the pricing supplement and will not be less than 22.50% and 45.00%, respectively.

•	POTENTIAL FOR A RETURN BASED ON THE CALL PREMIUM AT MATURITY EVEN IF THE LEAST PERFORMING STOCK RETURN IS NEGATIVE — The Call Level for each Reference Stock with respect to the final Review Date is set at 75% of its Strike Price. Accordingly, if the notes have not been previously called, with respect to the final Review Date, you will receive the applicable call premium even if the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price by up to 25%.
•	Potential Early Exit With Appreciation As a Result of Automatic Call Feature — While the original term of the notes is approximately two years, the notes will be automatically called before maturity if, (1) with respect to the first Review Date, the closing price of one share of each Reference Stock on that Review Date is at or above its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is at or above its Call Level applicable to the final Review Date, and you will be entitled to the applicable payment corresponding to the relevant Review Date as set forth on the cover of this pricing supplement.
•	LIMITED PROTECTION AGAINST LOSS — Because the Call Level for each Reference Stock with respect to the final Review Date is set at 75% of its Strike Price, if the notes have not been previously called, at maturity you will be entitled to the full repayment of your principal plus the applicable call premium even if the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price by up to 25%. However, if the notes are not automatically called (which means that the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price by more than 25%), for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 25% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Least Performing Reference Stock, which will be one of the common stock of Wal-Mart Stores, Inc., the common stock of FedEx Corporation, the common stock of The Goldman Sachs Group, Inc. and the common stock of Morgan Stanley. See “The Reference Stocks.”
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can

JPMorgan Structured Investments —	PS- 4
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS- 5
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called (which means that the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price by more than 25%), you will lose 1% of the principal amount of your notes at maturity for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price. Accordingly, under these circumstances, you will lose more than 25% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, those issuers or providing advisory services to those issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this pricing supplement, regardless of any appreciation of one or more Reference Stocks, which may be significant. Because the closing price of one share of one or more of the Reference Stocks at various times during the term of the notes could be higher than on the Review Date, you may receive a lower payment upon automatic call or at maturity, as applicable, than you would have if you had invested directly in one or more of the Reference Stocks.
•	REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the maturity date. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

JPMorgan Structured Investments —	PS- 6
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF EACH REFERENCE STOCK — Your return on the notes and your payment upon automatic call or at maturity, if any, is not linked to a basket consisting of the Reference Stocks. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to each of the Reference Stocks. The performance of the Reference Stocks may not be correlated. Poor performance by any of the Reference Stocks over the term of the notes could result in the notes not being automatically called on any Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Reference Stocks. Accordingly, your investment is subject to the risk of decline in the price of one share of each Reference Stock.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK — Because the payment at maturity will be determined based on the performance of the Least Performing Reference Stock, you will not benefit from the performance of the other Reference Stocks. Accordingly, if the notes are not automatically called (which means that the Final Stock Price of the Least Performing Reference Stock is less than its Strike Price by more than 25%), you will lose more than 25% of your principal amount at maturity and may lose all of your principal amount at maturity. This will be true even if the Final Stock Price of each of the other Reference Stocks is greater than or equal to its Strike Price.
•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

JPMorgan Structured Investments —	PS- 7
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Reference Stocks;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Reference Stocks;
•	the actual and expected positive or negative correlation among the Reference Stocks, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require the adjustment to the Stock Adjustment Factor for that Reference Stock, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in either of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers' public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of a Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	VOLATILITY RISK — Greater expected volatility with respect to a Reference Stock indicates a greater likelihood as of the Pricing Date that, (1) with respect to the first Review Date, the closing price of one share of that Reference Stock could be below its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Stock Price of that Reference Stock could be below its Call Level applicable to the final Review Date. A Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of one share of a Reference Stock could fall sharply between the Pricing Date and the applicable Review Date, which could result in the notes not being automatically called and a significant loss of principal.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to

JPMorgan Structured Investments —	PS- 8
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the call premium for each Review Date will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the call premium for each Review Date.

JPMorgan Structured Investments —	PS- 9
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

The Reference Stocks

Public Information

All information contained in this pricing supplement on the Reference Stocks is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Wal-Mart Stores, Inc. (“Walmart”)

According to its publicly available filings with the SEC, Walmart is a retail company, with a brick and mortar presence and digital retail comprising of e-commerce websites and mobile commerce applications. The common stock of Walmart, par value $0.10 per share (Bloomberg ticker: WMT), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Walmart in the accompanying product supplement. Walmart’s SEC file number is 001-06991.

Historical Information Regarding the Common Stock of Walmart

The following graph sets forth the historical performance of of Walmart based on the weekly historical closing prices of one share of the common stock of Walmart from January 4, 2013 through March 23, 2018. The closing price of one share of the common stock of Walmart on March 28, 2018 was $87.77. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the common stock of Walmart has experienced significant fluctuations. The historical performance of the common stock of Walmart should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of Walmart on any Ending Averaging Date. There can be no assurance that the performance of the common stock of Walmart will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 10
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

FedEx Corporation (“FedEx”)

According to its publicly available filings with the SEC, FedEx provides a portfolio of transportation, e-commerce and business services through companies competing collectively, operating independently and managed collaboratively, under the FedEx brand. The common stock of FedEx, par value $0.10 per share (Bloomberg ticker: FDX), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of FedEx in the accompanying product supplement. FedEx’s SEC file number is 001-15829.

Historical Information Regarding the Common Stock of FedEx

The following graph sets forth the historical performance of FedEx based on the weekly historical closing prices of one share of the common stock of FedEx from January 4, 2013 through March 23, 2018. The closing price of one share of the common stock of FedEx on March 28, 2018 was $234.80. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the common stock of FedEx has experienced significant fluctuations. The historical performance of the common stock of FedEx should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of FedEx on any Ending Averaging Date. There can be no assurance that the performance of the common stock of FedEx will result in the return of any of your principal amount.

The Goldman Sachs Group, Inc. (“Goldman Sachs”)

According to its publicly available filings with the SEC, Goldman Sachs is a global investment banking, securities and investment management firm that provides a range of financial services to a client base that includes corporations, financial institutions, governments and individuals. The common stock of Goldman Sachs, par value $0.01 per share (Bloomberg ticker: GS), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Goldman Sachs in the accompanying product supplement. Goldman Sachs’s SEC file number is 001-14965.

Historical Information Regarding the Common Stock of Goldman Sachs

The following graph sets forth the historical performance of Goldman Sachs based on the weekly historical closing prices of one share of the common stock of Goldman Sachs from January 4, 2013 through March 23, 2018. The closing price of one share of the common stock of Goldman Sachs on March 28, 2018 was $249.37. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the common stock of Goldman Sachs has experienced significant fluctuations. The historical performance of the common stock of Goldman Sachs should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of Goldman Sachs on any Ending Averaging Date. There can be no assurance that the performance of the common stock of Goldman Sachs will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 11
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

Morgan Stanley

According to its publicly available filings with the SEC, Morgan Stanley is a global financial services firm that, through its subsidiaries and affiliates, advises, and originates, trades, manages and distributes capital for, governments, institutions and individuals. The common stock of Morgan Stanley, par value $0.01 per share (Bloomberg ticker: MS), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Morgan Stanley in the accompanying product supplement. Morgan Stanley’s SEC file number is 001-11758.

Historical Information Regarding the Common Stock of Morgan Stanley

The following graph sets forth the historical performance of Morgan Stanley based on the weekly historical closing prices of one share of the common stock of Morgan Stanley from January 4, 2013 through March 23, 2018. The closing price of one share of the common stock of Morgan Stanley on March 28, 2018 was $52.91. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the common stock of Morgan Stanley has experienced significant fluctuations. The historical performance of the common stock of Morgan Stanley should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of Morgan Stanley on any Ending Averaging Date. There can be no assurance that the performance of the common stock of Morgan Stanley will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 12
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a

JPMorgan Structured Investments —	PS- 13
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley

Range of Performances for the Least Performing Underlying?” and “Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS- 14
Review Notes Linked to the Least Performing of the Common Stock of Wal-Mart Stores, Inc., the Common Stock of FedEx Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Morgan Stanley